Prospectus Supplement                          Filed pursuant to Rule 424(b)(3)
(To Prospectus dated February 19, 2002)              Registration No. 333-76378

                                   ATMI, INC.
                          ----------------------------

                        $115,000,000 Principal Amount of
                      5.25% Convertible Subordinated Notes
                              Due November 15, 2006
                           and Shares of Common Stock
                      Issuable Upon Conversion of the Notes

                          ----------------------------

      This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated February 19, 2002, including any amendments or supplements thereto.

      See "Risk Factors" beginning on page 6 of the prospectus to read about factors you should consider before purchasing the notes or our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         ----------------------------

      The information in this prospectus supplement concerning the selling securityholders supplements the statements set forth under the caption "Selling Securityholders" in the prospectus. Capitalized items used and not defined in this prospectus supplement shall have the meanings given to them in the prospectus. The information set forth under the caption "Selling
Securityholders" in the prospectus is supplemented as follows:

                             SELLING SECURITYHOLDERS

      We originally sold the notes on November 13, 2001 to Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers", as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or shares of the common stock issuable upon conversion of the notes pursuant to this prospectus.

      The following table sets forth:

            (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus, as supplemented, pursuant to the registration rights agreement of its intent to sell or otherwise dispose of notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement,

            (2) the principal amount of notes and the number of shares of our common stock issuable upon conversion of the notes which they may sell from time to time pursuant to the registration statement, and

            (3) the amount of outstanding notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the notes.

      To our knowledge, no selling securityholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

      A selling securityholder may offer all or some portion of the notes and shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

      The information contained under the column heading "Shares of Common Stock That May be Sold" assumes conversion of the full amount of the notes held by the holder at the initial rate of 45.0704 shares of common stock per each $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under "Description of Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.


                                                                Shares of
                                 Amount of                       Common
                                  Notes                           Stock      Shares of
                                  Owned        Amount of          Owned       Common
                                  Before       Notes That         Before     Stock That
Name                             Offering     May Be Sold        Offering    May Be Sold
---------------------------     ----------    -----------        --------    -----------

Alexandra Global Investment
   Fund 1, Ltd. .............   $ 6,000,000   $ 6,000,000             0       270,422

Amaranth LLC ................   $ 8,500,000   $ 8,500,000             0       383,098

Aristeia International
   Limited ..................   $ 4,680,000   $ 4,680,000             0       210,929

Aristeia Partners, LP. ......   $ 1,320,000   $ 1,320,000             0        59,492

Bank Austria Cayman Islands,
   Ltd ......................   $ 4,960,000   $ 4,960,000             0       223,549

Bankgesellschaft Berlin AG ..   $ 2,000,000   $ 2,000,000             0        90,140
BNP Paribas Equity
   Strategies SNC ...........   $ 2,046,000   $ 2,046,000        24,179        92,214

Castle Convertible Fund, Inc.   $   250,000   $   250,000             0        11,267

Convertible Securities Fund .   $    25,000   $    25,000             0         1,126

Cooper Neff Convertible
   Strategies Fund ..........   $   787,000   $   787,000             0        35,470

Deutsche Banc Alex Brown Inc.   $ 3,599,000   $ 3,599,000             0       162,208

Fidelity Commonwealth Trust:
   Fidelity Mid-Cap Stock
   Fund .....................   $ 2,425,000   $ 2,425,000             0       109,295

Fidelity Financial Trust:
   Fidelity Convertible
   Securities Fund ..........   $12,075,000   $12,075,000             0       544,225

First Union Securities Inc. .   $   500,000   $   500,000             0        22,535

Goldman Sachs and Company ...   $ 5,000,000   $ 5,000,000             0       225,352

                                      -2-



                                                                Shares of
                                 Amount of                       Common
                                  Notes                           Stock      Shares of
                                  Owned        Amount of          Owned       Common
                                  Before       Notes That         Before     Stock That
Name                             Offering     May Be Sold        Offering    May Be Sold
---------------------------     ----------    -----------        --------    -----------

Granville Capital Corporation   $ 1,750,000   $ 1,750,000             0        78,873

HighBridge International LLC    $22,500,000   $22,500,000             0     1,014,084

JP Morgan Securities Inc. ...   $11,000,000   $11,000,000         4,000       495,774

KBC Financial Products USA
   Inc ......................   $ 1,650,000   $ 1,650,000             0        74,366

Lincoln National Global
   Asset Allocation Fund, Inc   $    30,000   $    30,000             0         1,352

Man Convertible Bond Master
   Fund, Ltd. ...............   $ 1,761,000   $ 1,761,000             0        79,368

McMahan Securities Co. LP. ..   $   173,000   $   173,000             0         7,797

Nations Convertible
   Securities Fund ..........   $   585,000   $   585,000             0        26,366

Nations Equity Income Fund ..   $   140,000   $   140,000             0         6,309

Oakwood Healthcare, Inc. ....   $   115,000   $   115,000             0         5,183

Pioneer High Yield Fund .....   $ 1,000,000   $ 1,000,000             0        45,070

Putnam Asset Allocation
   Funds-Balanced Portfolio .   $   210,000   $   210,000             0         9,464

Putnam Asset Allocation
   Funds-Conservative
   Portfolio ................   $   160,000   $   160,000             0         7,211

Putnam Convertible
   Income-Growth Trust ......   $ 1,450,000   $ 1,450,000             0        65,352

Putnam Convertible
   Opportunities and Income
   Trust ....................   $    50,000   $    50,000             0         2,253

Putnam Variable Trust-Putnam
   VT Global Asset
   Allocation Fund ..........   $    50,000   $    50,000             0         2,253

Ramius Capital Group ........   $   500,000   $   500,000             0        22,535

RCG Halifax Master Fund, Ltd.   $   300,000   $   300,000             0        13,521

RCG Latitude Master Fund,
   Ltd ......................   $ 2,740,000   $ 2,740,000             0       123,492

RCG Multi Strategy, LP. .....   $ 2,000,000   $ 2,000,000             0        90,140

Sage Capital ................   $ 3,000,000   $ 3,000,000             0       135,211

St. Thomas Trading, Ltd. ....   $ 4,651,000   $ 4,651,000             0       209,622

Sturgeon Limited ............   $   267,000   $   267,000             0        12,033

Sunrise Partners LLC ........   $ 5,500,000   $ 5,500,000             0       247,887

TQA Master Fund, Ltd. .......   $ 4,000,000   $ 4,000,000             0       180,281

TQA Master Plus Fund,
   Ltd ......................   $ 2,000,000   $ 2,000,000             0        90,140

UBS AG London Branch ........   $ 5,000,000   $ 5,000,000             0       225,352

Victory Capital Management
   as Trustee for Parker
   Key/Convertible ..........   $    40,000   $    40,000             0         1,802


      If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of notes or common stock issuable upon conversion of the notes pursuant to the registration statement, we may supplement this prospectus to include that information.

            The date of this prospectus supplement is June 18, 2002.


                                      -3-